Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Fuqi International, Inc. of our reports dated March 30, 2009 relating to the audits of consolidated financial statements and schedules as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008 included in Fuqi International, Inc.’s Form 10-K for the year ended December 31, 2008 filed on March 31, 2009.

We also consent to the reference of our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Wanchai, Hong Kong

July 30, 2009